                                                (Adopted 1, 1989)
                                                (Revised April 1, 1995)
                                                (Revised April 1, 1998)
                                                (Revised November 19, 1999)


                        INVESTMENT ADVISER CODE OF ETHICS

1.       PURPOSE

         This Investment Adviser Code of Ethics has been adopted by SG Yamaichi Asset management, Co., Ltd.("SGYAM"), SG Pacific Asset Management, Inc.("SGPAM"), SGY Asset Management (Singapore) Ltd.("SGYS") and SGY Asset Management (H.K.) Ltd.("SGYHK") in accordance with Rule 17j-1(b) under the Investment Company Act of 1940 (the "Investment Company Act"). Rule 17j-1 under the Investment Company Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. SGYAM, SGPAM, SGYS and SGYHK (also known collectively as the "Adviser") also intend that this Code of Ethics apply to its dealings with all other investment advisory clients. The purpose of this Investment Adviser Code of Ethics is to provide regulations and procedures consistent with general fiduciary principles, the Investment Company Act and Rule 17j-1, and is designed to give effect to the general prohibitions set forth in Rule 17j- 1 (a) as follows:

         (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company--

                  (1) To employ any device scheme or artifices to defraud such re registered investment company-,

                  (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

                  (3) To engage `in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

                  (4) To engage in any manipulative practice with respect to such registered investment company.

         This Code has been approved by the registered investment companies listed on Annex B attached hereto. An annual report regarding compliance with this Code by employees of the Adviser must be given each year to each such registered investment company board.

2.       DEFINITIONS

         (a)      "Adviser" means SGYAM, SGPAM, SGYS and SGYHK.

         (b) "Investment Company" means any company registered as such under the Investment Company Act and for which the Adviser is the investment Adviser.

         (c) "Access person" means any director, officer or advisory person of the Adviser.

         (d) "Advisory person" means (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchases or sale of a security by an Investment Company, or whose functions relate to the making of any recommendation with respect to such purchase or sales- and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to an Investment Company with regard to the purchase or sale of a security.

         (e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         (f) "Beneficial owner-ship" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires (See Annex A).

         (g)      "Control" shall have the same meaning as that set forth in
                  Section 2(a) (9) of the Investment Company Act.

         (h) "Disinterested director" means a director of the Adviser who is not an "interested person" of the Adviser within the meaning of Section 2(a) (19) of the Investment Company Act.

         (i) "Purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase or sell a security.

         (j)      "Security" shall have the meaning set forth in Section 2(a)
                  (36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a) (16) of the Investment Company Act, banker's acceptances, bank certificates of deposit, commercial paper and such other money market instruments designated by the Board of Directors of the relevant Investment Company.

3.       PROHIBITED PURCHASES AND SALES

         (a) No access person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

                  (i) is being considered for purchase or sale by an Investment Company or other advisory client; or

                  (ii) is being purchased or sold by an Investment Company or other advisory client.

         (b) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of an Investment Company or other advisory client) any information regarding securities transactions by an Investment Company or other advisory client or consideration by an Investment Company or the Adviser on behalf of another advisory client of any such securities transaction.

         (c) No access person shall recommend any securities transaction by an Investment Company or other advisory client without having disclosed his or her interest if any, in such securities or the issuer thereof, including without limitation

                  (i) his or her direct or indirect beneficial ownership of any securities of such issuer,

                  (ii) any contemplated transaction by such person in such securities,

                  (iii)    any position with such issuer or its affiliates and

                  (iv) any present or proposed business relationship between such issuer or its affiliates on the one hand, and such person or any party in which per-son has a significant interest on the other, provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal not worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by an Investment Company or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

         (d) No access person shall invest in an IPO or private placement without prior approval from the CEO of the Adviser with whom he or she is employed.

4.       EXEMPTED TRANSACTIONS

         The prohibitions of Section 3 of this Investment Adviser Code of Ethics shall not apply to:

         (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

         (b) Purchases or sales of securities which are not eligible for purchase or sale by an Investment Company or other advisory client.

         (c) Purchases or sales which are non-volitional on the part of either the access person or an Investment Company or other advisory client.

         (d) Purchases which are part of an automatic dividend reinvestment plan,

         (e) Purchases effected upon the exercise of rights issued by an issuer rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (f) Purchases or sales which are only remotely potentially harmful to an Investment Company or other advisory client because they would be very unlikely to affect a highly institutional market or because they clearly are not related economically to the securities to be purchased, sold or held by an Investment Company or other advisory client.

5.       REPORTING

         (a) Every access person shall report to the Adviser the information described in Section 5(d) of this Investment Adviser Code of Ethics with respect to transactions in any security `in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security, provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

         (b) All access person must report all securities holdings within 10 days of becoming an access person and, thereafter, must report all holdings annually within 10 days of the calendar year end..

         (c) Notwithstanding Section 5(a) of this Investment Adviser Code of Ethics, an access person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a) (I 2) or 204-2(a) (I 3) under the Investment Advisers Act of 1940.

         (d) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved,

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition),

                  (iii)    The price at which the transaction was effected, and,

                  (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

         (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

6.       SANCTIONS

         Upon discovering a violation of this Investment Adviser Code of Ethics, the Adviser may impose such sanctions as it deems appropriate, including, INTER-ALIA, a letter of censure or suspension or termination of the employment of the violator. All material violations of Investment Adviser Code of Ethics and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Investment Company with respect to whose securities the violation occurred.

                                                                         ANNEX A

         The term "beneficial ownership" of securities would include not only ownership of securities held by an access person for his or her own benefit, whether in bearer form or registered `in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he or she is a member, and securities owned by any corporation which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an access person for the benefit of someone else.

         Ordinarily, this term would not include securities held by executors or administrators in estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

         Securities held in the name of another should be considered as "beneficially" owned by an access person where such person enjoys "benefits substantially equivalent to ownership". The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such per-son obtaining benefits substantially equivalent to ownership, E.G., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

         An access person also may be regarded as the beneficiary owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person will be treated as being beneficially owned by the access person.

         An access person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                                                                         ANNEX B


(TO BE APPROVED) SEI INSTITUTIONAL INTERNATIONAL TRUST
(TO BE APPROVED) SEI INSTITUTIONAL INVESTMENTS TRUST